[LOGO]
                            CHEFS INTERNATIONAL, INC.
P.O. Box 1332, Point Pleasant Beach, NJ 08742 * 908-295-0350 * Fax 908-295-4514


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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 26, 1997

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     The Annual  Meeting  of  Stockholders  of Chefs  International,  Inc.  (the
"Company") will be held at the Company's Jack Baker's Lobster Shanty Restaurant at 2200 South Orlando Avenue, Cocoa Beach, Florida 32931 on Tuesday, August 26, 1997 at 9:30 A.M. (local time) for the purpose of considering and acting upon the following matters:

     1.  Election of directors for the ensuing year (Proposal One).

     2. Such other business as may properly come before the meeting or any adjournment thereof.

     Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on July 21, 1997 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

     Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.


                                              By Order of the Board of Directors

                                              ANTHONY PAPALIA
                                                         PRESIDENT

     Dated:  Point Pleasant Beach, New Jersey 08742
             July 22, 1997


     PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

                                     [LOGO]
                            CHEFS INTERNATIONAL, INC.
P.O. Box 1332, Point Pleasant Beach, NJ 08742 * 908-295-0350 * Fax 908-295-4514


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                                 PROXY STATEMENT

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                 ANNUAL MEETING OF STOCKHOLDERS: AUGUST 26, 1997

     This Proxy Statement of Chefs International, Inc., a Delaware corporation (the "Company") is first being mailed to Stockholders on or about July 24, 1997 in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, August 26, 1997 at 9:30 A.M. (local time) at the Company's Jack Baker's Lobster Shanty Restaurant at 2200 South Orlando Avenue, Cocoa Beach, Florida 32931. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders, a form of Proxy and a copy of the Company's 1997 Annual Report containing financial statements and related data.

     All proxies which are properly filled in, signed and returned to the Company in time will be voted in accordance with the instructions thereon. Any such proxy may be revoked by any stockholder giving the same prior to the exercise thereof. Stockholders not attending the meeting may revoke their proxies prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

     The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefor) to solicit proxies personally, and by telephone and telegraph. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $5,000.


VOTE REQUIRED, PRINCIPAL STOCKHOLDERS
AND STOCKHOLDINGS OF MANAGEMENT

     The Board of Directors has fixed the close of business on July 21, 1997 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof. At the record date, the Company had 4,489,539 shares of its Common Stock, $.01 par value (the "Common Stock") outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding Common Stock of the Company is necessary to constitute a quorum at the meeting. Election of directors (Proposal One) requires the affirmative vote of a majority of the votes cast by the holders of Common Stock present in person or by proxy at the meeting.

     The following table sets forth, as of July 21, 1997, the number of shares of Common Stock owned beneficially to the knowledge of the Company by each beneficial owner of more than 5% of such Common Stock, by each director and by all officers and directors of the Company as a group. The percentages have been calculated on the basis of treating as outstanding for purposes of computing the percentage ownership of a particular individual, all shares of Common Stock outstanding as of such date and all shares of Common Stock issuable to such individual in the event of exercise of his outstanding options. Except as indicated in the footnote to the table, each individual is the sole beneficial owner with sole voting rights and investment power with respect to the shares set forth opposite his name (except for shares issuable upon exercise of his options, none of which have been exercised).


            NAME AND ADDRESS OF                       AMOUNT AND NATURE OF                PERCENT
             BENEFICIAL OWNER                        BENEFICIALLY OWNERSHIP              OF CLASS
              ---------------                           ----------------                  ------
DIRECTORS*
Anthony Papalia ...............................               71,390(1)                     2%
James Fletcher ................................                  334                        --
Martin Fletcher ...............................               65,167(2)                     1%
Frank Koenemund ...............................              333,334                        7%
Jack Mariucci .................................              104,167(3)                     2%
All executive officers and directors as a group
  (five persons) ..............................              574,392(1)(2)(3)              12%
OTHER
Donald Conway CPA, Trustee(4)..................            1,766,557                       39%
Druker Rahl & Fein
200 Canal Point Boulevard
Princeton, New Jersey 08540
Michael F. Lombardi, Robert M..................              332,665(6)                   7.4%
Lombardi, Stephen F. Lombardi,
Joseph Lombardi, Joseph S.
Lombardi, Lombardi & Lombardi,
P.A., and Lombardi & Lombardi,
P.A. Defined Benefit Plan
c/o Michael F. Lombardi
1862 Oak Tree Road
Edison, New Jersey 08820

----------
*   The address of each  executive  officer and director is c/o the Company,  62
    Broadway, Point Pleasant Beach, New Jersey 08742.

(1) Includes 66,390 shares issuable upon exercise of stock options granted by the Company.
(2) These 65,167 shares are issuable upon exercise of stock options granted by the Company.
(3) These 104,167 shares are issuable upon exercise of stock options granted by the Company.
(4) On June 10, 1997,  Mr. Conway was appointed as the Trustee in the Chapter 11
    Bankruptcy Proceeding involving the Company's principal stockholder,  Robert
    E. Brennan,  as Debtor,  pending in the United States District Court for the
    District of New Jersey (Case No. 95-35502). Mr. Brennan is the record owner of said 1,766,557 shares. By virtue of his appointment as Trustee, Mr.
    Conway is empowered to vote (and with Court approval), to sell Mr. Brennan's
    Common Stock and to direct the disposition of the sales proceeds. As a result, Mr. Conway, in his capacity as Trustee, may be deemed a beneficial owner of such shares and a controlling person of the Company.
(5) The five individuals and the law firm and Defined Benefit Plan of Lombardi &
    Lombardi P.A. (the "Lombardi Group"), have filed a report on Schedule 13D and three amendments thereto indicating their ownership of the Company's
    Common Stock as reflected in the table. The filing parties have indicated in the Schedule 13D that they are all acting separately and not as a group and that the purpose of their acquisition of the Common Stock "...is for investment and accumulation of shares in Chefs International, Inc." However, by letter dated December 27, 1996, Michael F. Lombardi, presumably on behalf of the Lombardi Group, wrote to counsel for Robert E. Brennan offering to buy Mr. Brennan's 1,766,557 shares of the Company's Common Stock for
    $1,095,264.72, which purchase if made, would have given the Lombardi Group ownership of approximately 46.4% of the Company's outstanding Common Stock and practical control. To date, such offer has not been accepted. See
    "Recent Litigation."

                        ACTION TO BE TAKEN AT THE MEETING

                              ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     Five directors of the Company are to be elected at the meeting, each to serve until the next Annual Meeting and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of the persons named below who are nominees for election and authority to vote for the election of directors shall be deemed granted unless specifically withheld. Management has no reason to believe that any of the nominees for the office of director will not be available for election as a director. However, should any of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person as Management may recommend. The Company does not have a nominating committee. During the fiscal year ended January 26, 1997, the Company's board of directors held a total of five meetings.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                                 DIRECTOR
                 NOMINEE                 AGE       SINCE                   POSITION WITH COMPANY
                  ------                  ---      -----                     -----------------
Anthony Papalia                           39       1985       President, Treasurer, Chief Executive Officer,
                                                              Chief Financial Officer and Director
Martin Fletcher(a) .....................  44       1988       Secretary and Director
James Fletcher(a) ......................  66       1978       Director
Frank Koenemund ........................  53       1993       Director
Jack Mariucci ..........................  57       1993       Director

----------
(a) James Fletcher is the father of Martin Fletcher

PRINCIPAL OCCUPATIONS OF NOMINEES FOR DIRECTOR
AND EXECUTIVE OFFICERS DURING PAST FIVE YEARS
     The following is a brief account of the business experience of each of the Company's executive officers and nominees for director during the past five years.
     Anthony Papalia has been continuously employed by the Company for the preceding five years. He has served as a manager of various New Jersey Lobster Shanty restaurants and as an area supervisor. Mr. Papalia, who was elected senior vice president and a director of the Company in September 1985 and president and treasurer in March 1988, is currently devoting all of his working time to the business of the Company. In July 1993, he was elected an executive officer and a director of the Company's Mr. Cookie Face subsidiary, ("MCF") which positions he resigned in February 1997 in connection with the Company's sale of 95% of the capital stock of MCF to Frank Koenemund.
     Martin Fletcher has been continuously employed by the Company for the preceding five years in various capacities. He has served as general manager of the Company's Toms River, New Jersey Lobster Shanty, as area supervisor for its Florida west coast restaurants, as assistant controller, since September 1987 as controller and since March 1988 as secretary and a director of the Company. He is currently devoting all of his working time to the business of the Company. In July 1993, he was elected an executive officer and a director of MCF, which positions he resigned in February 1997 in connection with the Company's sale of 95% of the capital stock of MCF to Frank Koenemund.
     James Fletcher was elected a vice president of the Company on February 10, 1978 and a director in December 1978. In April 1980 Mr. Fletcher became general manager of the Company's Florida seafood restaurants. James Fetcher retired as vice president and an employee of the Company at the conclusion of fiscal 1997 but he continues to serve as a director.
     Frank Koenemund was principally engaged from 1988 through 1991 as a principal of Thin's Inn and Thin N'Creamy, two New Jersey entities packaging and selling diet cookies in various United States markets. Since February 1992, Mr. Koenemund was principally engaged as sole owner and as an executive officer of MCF which was acquired by the Company in July 1993, at which time, he was elected a director of the Company. On February 20, 1997 (as of January 26,
1997), the Company sold 95% of the outstanding capital stock of MCF back to Mr. Koenemund who currently devotes all of his working time to the business of MCF as its chief executive officer. Mr. Koenemund continues to serve as a director of the Company.

     Jack Mariucci was principally engaged for more than the past five years and until October 1994 as Executive Vice President and Executive Creative Director of DDB Needham Worldwide -- New York. DDB Needham is a global advertising agency with offices in cities throughout the world. Mr. Mariucci was also a member of the New York Management Board of DDB Needham. Since October 1994, Mr. Mariucci has been principally engaged as an independent marketing consultant. He was elected a director of the Company in July 1993.

COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and on representations that no Forms 5 were required, the Company believes that with respect to fiscal 1997, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its equity securities were timely filed.


                  INFORMATION REGARDING EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued by the Company during the three fiscal years ended January 26, 1997 to its Chief Executive Officer as well as to any other executive officer of the Company or a subsidiary who earned at least $100,000 during fiscal 1997. During the three-year period ended January 26, 1997, the Company did not grant any restricted stock awards or have any long-term incentive plan in effect. The Company maintains a Supplemental Employee Benefit Program for its officers, supervisors, restaurant managers and assistant managers paying annual contributions ranging from $1,000 to approximately $3,000 per individual (except that the contribution for Mr. Koenemund who first became covered under the Program in June 1995 was $8,352 in each of fiscal 1996 and fiscal 1997). The Program provides life insurance death benefits, disability income benefits and retirement income benefits. James Fletcher is not covered under this Program but the Company agreed that if he remained in its employ until age 65 and left such employ at any time thereafter, the Company would pay him $20,000 annually for the ten year period following such termination of employment or until his death, if he dies prior thereto. The Company partially funded this obligation with an insurance policy paying an annual premium of approximately $5,000. James Fletcher's employment with the Company terminated at the conclusion of fiscal 1997.


                           SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION
NAME AND                                                          FISCAL     -------------------- OTHER ANNUAL
PRINCIPAL POSITION                                                 YEAR       SALARY       BONUS  COMPENSATION
------------                                                       ----       -------     ------    ---------
Anthony Papalia ..............................................     1997      $150,000      $-0-     $2,088(a)
  President and                                                    1996      $119,692      $-0-     $2,088(a)
  Chief Executive Officer                                          1995      $110,600      $-0-     $2,088(a)

Frank Koenemund ..............................................     1997      $150,000      $-0-     $8,352(a)
  Chief Executive                                                  1996      $111,539     $54,300   $8,352(a)
  Officer of MCF                                                   1995      $100,000      $-0-       $-0-
----------
(a) Represents contributions under the Supplemental Employee Benefit Program.

                                                                     LONG-TERM COMPENSATION
                                                                     ----------------------
NAME AND                                             FISCAL      OPTIONS   RESTRICTED    LTIP      ALL OTHER
PRINCIPAL POSITION                                    YEAR        SARS    STOCK AWARDS  PAYOUTS  COMPENSATION
------------                                          ----        ----      ---------    -----     ---------
Anthony Papalia .................................     1997         -0-          0        $-0-        $-0-
  President and                                       1996         -0-          0        $-0-        $-0-
  Chief Executive                                     1995       54,167*        0        $-0-        $-0-
  Officer
Frank Koenemund .................................     1997         -0-          0        $-0-        $-0-
  Chief Executive                                     1996      250,000**       0        $-0-        $-0-
  Officer of MCF                                      1995       54,167*        0        $-0-        $-0-
  Officer of MCF
----------
  * Each exercisable to purchase one share of Common Stock at $3.75 per share.
 ** Each exercisable to purchase one share of Common Stock at $3.00 per share.

EMPLOYMENT AGREEMENTS

     At the annual meeting of the Company's stockholders held on December 19, 1995, stockholders ratified employment contracts between the Company and Anthony Papalia as chief executive officer and chief financial officer and between the Company and Martin Fletcher as controller. Each contract expires at the conclusion of the Company's 1999 fiscal year and is automatically renewed on a year by year basis for up to five consecutive additional one-year terms unless either party gives at least six months prior notice that he or it does not desire such renewal. Mr. Papalia's annual salary under the contract is $150,000 and Mr. Fletcher's annual salary under the contract is $87,000. Each individual's salary is subject to automatic increase in each Renewal Year based on increases in the Consumer Price Index. If the employment of either individual is terminated other than for cause, he will become entitled to a Severance Payment equal to the amount of his compensation over the balance of the contract term. Each individual is also entitled to terminate his employment and receive a Severance Payment equal to six months salary in the event of a "change of control" of the Company.

     In connection with the Company's acquisition of MCF in July 1993, Frank Koenemund executed an employment contract with MCF agreeing to serve as president and chief executive officer at an annual salary of $100,000 plus a percentage bonus based upon MCF's pre-tax income. Pursuant to the contract, Mr. Koenemund earned a $54,300 bonus in fiscal 1996 but no bonus in prior years or in fiscal 1997. In October 1995, the contract term was extended through January 31, 2001, Mr. Koenemund's salary was increased commencing October 31, 1995 to an annual rate of $150,000 and the bonus provision was retained. On February 20, 1997 (as of January 26, 1997), Chefs sold 95% of the outstanding capital stock of MCF back to Mr. Koenemund.

     Effective October 2, 1995, the Company executed a Consulting Agreement with M&M Creative Services, Inc. ("M&M") retaining M&M as a consultant for an approximately three-year term through the conclusion of fiscal 1999, to provide marketing, advertising and similar promotional services for a monthly consulting fee of $3,000. Jack Mariucci, a director of the Company, is the principal employee of M&M and his wife is the president and sole stockholder. The Consulting Agreement required Mr. Mariucci to devote at least 10% of his working time in each month to providing the consulting services and terminated, among other reasons, in the event of Mr. Mariucci's death or disability. In connection with Chefs' sale on February 20, 1997 (as of January 26, 1997) of 95% of MCF's outstanding capital stock back to Mr. Koenemund, it was agreed that Chefs would have no further payment obligations to M&M or to Jack Mariucci for consulting services provided that if such consulting services continued to be rendered, each of Mr. Mariucci's outstanding options to purchase shares of Chefs' Common Stock would remain in full force and effect until expiration of its term.


STOCK OPTIONS

     On November 3, 1989, the Company's Board of Directors granted ten-year Incentive Stock Options ("ISOs") exercisable to purchase an aggregate 48,778 shares of Common Stock at $.984375 per share (equal to the mean between the closing bid price and the closing asked price for the Common Stock on NASDAQ on November 2, 1989), pursuant to the Company's 1982 Incentive Stock Option Plan (the "ISO Plan"), to ten employees including three officers. Anthony Papalia, James Fletcher and Martin W. Fletcher were granted 12,223, 6,667 and 11,000 of these options, respectively. To date, ISOs have been exercised to purchase an aggregate 2,222 shares and an aggregate 8,885 of such options including the ISOs granted to James Fletcher have been cancelled due to terminations of employment.

     The Company's ISO Plan terminated in August 1992.

     At Chefs' annual meeting of stockholders held on October 3, 1994, stockholders approved the grant to four key members of management of stock options exercisable to purchase an aggregate 216,668 shares of Common Stock. The options were each exercisable over a term of five years from October 3, 1994 at an exercise price of $3.75 per share (the last sales price for the Common Stock on the NASDAQ Small-Cap System on July 29, 1994, the last trading day prior to the date of grant of the options by the Board of Directors). Each option is non-transferable (except on death) and is exercisable by the optionee only while serving as an officer, director or employee of the Company or one of its subsidiaries. The Optionees and the number of shares issuable upon exercise of the options granted to such Optionees were as follows:

      OPTIONEE                                                  NUMBER OF SHARES
      --------                                                  ----------------
      Anthony Papalia ............................................    54,167
        (President, Treasurer, CEO, CFO and Director)
      Martin Fletcher ............................................    54,167
        (Secretary and Director)
      Frank Koenemund ............................................    54,167
        (President of Mr. Cookie Face and Director)
      Jack Mariucci ..............................................    54,167
        (Director)

     At Chefs' annual meeting of stockholders held on December 19, 1995, stockholders approved the grant to Messrs. Koenemund and Mariucci of stock options exercisable to purchase 250,000 shares and 50,000 shares of Common Stock respectively. The options were each exercisable over a term of five years from December 19, 1995 at an exercise price of $3.00 per share. On October 20, 1995, the last trading day prior to the date of grant of the options by the Board of Directors, the last sales price for the Common Stock on the NASDAQ Small-Cap System was $1.22. Each option was non-transferable (except on death) and was exercisable, in the case of Mr. Koenemund, only while serving as an officer, director or employee of the Company or a subsidiary, and in the case of Mr. Mariucci, only while rendering marketing and advertising services to the Company or a subsidiary.

     In  connection  with Chefs'  sale on  February  20, 1997 (as of January 26,
1997) of 95% of the outstanding capital stock of MCF back to Mr. Koenemund, all of Mr. Koenemund's options were cancelled.

     The following table sets forth certain information concerning unexercised options held by Mr. Papalia. No options were exercised in fiscal 1997.


                1997 FISCAL YEAR-END OPTION VALUES

                              NUMBER OF UNEXERCISED
                                OPTIONS AT 1997                  VALUE OF
                                FISCAL YEAR-END                 UNEXERCISED
                           ---------------------------          IN-THE-MONEY
     NAME                  EXERCISABLE   UNEXERCISABLE     OPTIONS AT 1/26/97(1)
     ----                  -----------   -------------     ---------------------
     Anthony Papalia .....   12,223          -0-                    -0-
                             54,167          -0-                    -0-
----------
(1) The option exercise price exceeded the closing bid price for the Common Stock in the over-the-counter market on the last trading day preceding January 26, 1997.


DIRECTORS' COMPENSATION

     During fiscal 1997 only one director, Jack Mariucci, was compensated for serving as such. His compensation as a director at a monthly rate of $1,500 is continuing in fiscal 1998. In addition, James Fletcher is being paid a monthly director's fee of $1,250 in fiscal 1998.


RECENT LITIGATION

     In May 1997, a lawsuit was filed in the Superior Court of New Jersey, Chancery Division, Middlesex County (Docket No. C-133-97) by Michael F. Lombardi, various Lombardi relatives, the law firm of Lombardi & Lombardi, P.A. and the Lombardi & Lombardi, P.A. Defined Benefit Pension Plan (collectively the "Lombardi Group") as plaintiffs, against the Company's five individual directors, Anthony C. Papalia, James Fletcher, Martin Fletcher, Frank Koenemund and Jack Mariucci (the "Director Group") and the Company's former wholly-owned subsidiary, Mister Cookie Face, Inc. ("MCF") as defendants. Because the lawsuit is a purported shareholder derivative action brought on behalf of the Company, the Company is named as a nominal defendant.

     The complaint alleges that certain corporate actions including the Company's purchase of MCF in July 1993 from Frank Koenemund, the subsequent increase in Mr. Koenemund's salary, a bonus payment made to Mr. Koenemund during fiscal 1996 and the February 1997 sale (as of January 26, 1997) by the Company of 95% of the stock of MCF back to Mr. Koenemund constituted a waste of the Company's assets. Among other remedies sought by the plaintiffs is a judgment finding that the defendants "wasted" the Company's assets in violation of their fiduciary duties and ordering them to account for damages incurred and profits lost by the Company; a judgment declaring the Stock Purchase/Sale Agreement by which the Company sold 95% of MCF to Mr. Koenemund in February 1997 to be null and void "ab initio"; a judgment enjoining borrowings, fund raising or loan transactions on behalf of MCF; a judgment enjoining Mr. Koenemund and MCF from transferring, encumbering, hypothecating or diluting the 950 shares of MCF stock transferred to Mr. Koenemund in the February 1997 sale and placing a constructive trust on said shares; a judgment enjoining Mr. Koenemund from transferring, encumbering, hypothecating or diluting his approximately 7% stock ownership in the Company; and in the alternative, a judgment awarding compensatory and/or punitive damages against the defendants, jointly and severally in an amount to be determined at trial. The plaintiffs have also asked for an award of costs and disbursements in the lawsuit including a reasonable allowance for their attorneys' and experts' fees, and such other or further relief as "may be just and proper under the circumstances."

     Although management intends to respond at an appropriate time to the substance of the complaint, if required, the suit appears to be legally deficient for several reasons and management has filed a motion with respect thereto. Management notes that subsequent to the Company's 1993 acquisition of MCF, the terms of which were fully disclosed, the Lombardi Group continued to accumulate a substantial position in the Company's Common Stock through purchases of same and according to the most recently filed amendment to its
Schedule 13D, the Lombardi Group appears to be the beneficial owner of approximately 7.4% of the Company's outstanding Common Stock. In addition, in October 1996, in an apparent effort to gain control of the Company, Michael F. Lombardi wrote to the Company's attorneys stating a wish to explore with the Company's Board of Directors, the possibility of the Lombardi Group purchasing 2,000,000 shares of the Company's Common Stock. Management rejected such possibility. Furthermore, by letter dated December 27, 1996, Michael F. Lombardi, presumably on behalf of the Lombardi Group, wrote to counsel for Robert E. Brennan offering to buy Mr. Brennan's 1,766,557 shares of the Company's Common Stock for $1,095,264.72, which purchase, if made, would have given the Lombardi Group ownership of approximately 46.4% of the Company's outstanding Common Stock and practical control. To date, such offer has not been accepted.

     This lawsuit is in its initial stages so that no assurances can be given as to the eventual outcome.


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee is composed of Anthony Papalia, James Fletcher and Martin Fletcher. The Compensation Committee is responsible, subject to the approval of the Board of Directors, for establishing the Company's compensation program.


COMPENSATION PHILOSOPHY AND POLICY

     The Company's compensation plan generally is designed to motivate and reward the Company's executive officers and other personnel responsible for attaining financial, operational and strategic objectives. In administering the plan, the Compensation Committee assesses the performance of individuals and the Company relative to those objectives.

     The Company's compensation plan generally provides incentives to achieve annual and longer term objectives. The principal elements of the compensation plan include base salary and stock awards in the form of grants of stock options. These elements generally are blended in order to provide compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of the Company's executive officers and other higher level personnel with those of the Company's shareholders.

     BASE SALARY. The cash compensation paid to or accrued for Anthony Papalia and Martin Fletcher with respect to fiscal 1997 was $150,000 and $87,000 respectively. Such compensation was initially determined taking into account the duties and responsibilities of each such individual and the Company's financial condition and operations as well as the competitive marketplace for similar executive talent. The cash compensation packages of Anthony Papalia and Martin Fletcher were restructured by the Board of Directors at a directors' meeting held on October 20, 1995 at which time the employment contracts described under "Employment Agreements" were authorized by the Board of Directors, subject to stockholder approval. Stockholders ratified the employment contracts at the December 19, 1995 annual meeting of stockholders. See "Employment Agreements."

     Base pay levels and increases for other key employees take into consideration the recent performance of the individual and the Company, the experience of the individual, the scope and complexity of the position and the base compensation levels established by competitors for comparable positions.

     STOCK AWARDS. To promote the Company's long-term objectives, stock awards are made to executive officers and other key management personnel (including key employees) who are in a position to make a significant contribution to the Company's long-term success. Stock options had previously been granted to executive officers and other key employees pursuant to the Company's 1982 Incentive Stock Option Plan but the Plan expired in 1992. No stock options were granted during fiscal 1993 or fiscal 1994. On August 1, 1994 pursuant to the recommendation of the Compensation Committee, the Board of Directors authorized the grant to four key members of management, Messrs. Papalia, Fletcher, Koenemund and Mariucci, of stock options exercisable to purchase an aggregate 216,668 shares of Common Stock (54,167 each), subject to stockholder approval, which approval was obtained at the Company's October 3, 1994 stockholder meeting. On October 20, 1995 pursuant to the recommendation of the Compensation Committee, the Board of Directors authorized the grant to Mr. Koenemund and to Mr. Mariucci of stock options exercisable to purchase 250,000 shares and 50,000 shares of Common Stock respectively, in each case subject to stockholder approval which approval was obtained at the Company's December 19, 1995 stockholder meeting. In connection with the Company's sale on February 20, 1997 (as of January 26, 1997) of 95% of the outstanding capital stock of MCF back to Mr. Koenemund, all of Mr. Koenemund's options were cancelled.

     Stock options represent rights to purchase shares of Common Stock within a fixed period of time at a price per share specified on the date of grant of the option. Since stock options may grow in value over time, these components of the Company's compensation plan are designed to reward performance over a sustained period. All of the options to purchase Common Stock granted to date may only be exercised by the optionee during his lifetime while serving as an officer, employee or director of the Company or one of its subsidiaries (except that Mr. Mariucci's options are only exercisable while he is rendering marketing and advertising services to the Company or a subsidiary pursuant to a consulting agreement). The Company intends that these awards will strengthen the focus of its executives and other key members of management as well as key employees on managing the Company from the perspective of a person with an equity stake in the Company.

                                 COMPENSATION COMMITTEE

                                 Anthony Papalia
                                 James Fletcher
                                 Martin Fletcher

                             STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in the S&P 500 and the S&P Restaurant Index.


                      COMPARISON OF FIVE YEAR TOTAL RETURN
         FOR CHEFS INTERNATIONAL, INC., S&P 500 AND S&P RESTAURANT INDEX

                           TOTAL SHAREHOLDERS RETURNS

         [The following table represents a graph in the printed piece.]


                   CHEFS
                INTERNATIONAL  S&P 500 INDEX   RESTAURANTS-500
Jan92               100.00         100.00         100.00
Jan93                74.80         110.58         112.45
Jan94               400.04         124.82         138.56
Jan95                91.60         125.48         145.52
Jan96                45.87         174.00         214.53
Jan97                24.98         219.83         195.33



                              CERTAIN TRANSACTIONS

     Robert E. Brennan was the principal stockholder of the Company and is the principal partner of Gourmet Associates ("Gourmet") which has leased the Vero Beach, Florida Lobster Shanty restaurant to the Company since 1979. During the Company's two most recently completed fiscal years and at present, the lease has been and continues to be a month to month "net" lease at a monthly rental of $10,000 with the Company also paying personal property taxes and insurance thereunder. Management regards this lease to be advantageous to the Company.

     On February 20, 1997 (as of January 26, 1997),  the Company sold 95% of the
outstanding   capital  stock  of  its  wholly-owned  Mister  Cookie  Face,  Inc.
subsidiary ("MCF") to a director, Frank Koenemund.

     At the closing, the Company received a $500,000 payment which amount was paid to its lending bank, First Union National Bank (the "Bank") to extinguish the Company's outstanding indebtedness under its revolving line of credit with the Bank. Borrowings under the line had been utilized to fund the operations of MCF, a Lakewood, New Jersey manufacturer and distributor of ice cream sandwiches. In addition, at the closing, the Company received three MCF promissory notes in the aggregate principal amount of $1,100,000. The first note (Note A) in the principal amount of $100,000 was payable on or before March 24, 1997 together with interest at an annual rate of 8 1/4% and was secured by a first lien on all of MCF's assets. Note A was paid in full prior to its due date.

     The second note (Note B) in the principal amount of $500,000 is payable in the following principal installments

     PRINCIPAL PAYMENT DUE DATE                         PRINCIPAL PAYMENT AMOUNT
     --------------------                               ------------------------
     March 1, 1998, March 1, 1999, March 1, 2000 .............  $16,667 each
     April 1, 1998, April 1, 1999, April 1, 2000 .............  $16,667 each
     May 1, 1998, May 1, 1999, May 1, 2000...................   $16,667 each
     June 1, 1998, June 1, 1999, June 1, 2000 ................  $16,667 each
     October 1, 1998, October 1, 1999 ........................  $16,667 each
     November 1, 1998, November 1, 1999 ......................  $16,667 each
     July 1, 1998, July 1, 1999 ..............................  $33,333 each
     August 1, 1998, August 1, 1999 ..........................  $33,333 each
     September 1, 1998, September 1, 1999 ....................  $33,333 each
     July 1, 2000 (Balance) ..................................  $33,330

together with interest on the unpaid principal balance at the rate of 9 1/4% per annum payable monthly commencing March 1, 1997. Note B, although secured by a first lien on all of MCF's assets, is subordinated to any liens granted in the future by MCF to its senior lending bank or institutional lender but solely with respect to a maximum aggregate $1,750,000 of indebtedness.

     The third note (Note C) in the principal amount of $500,000 is payable together with interest at an annual rate of 8 1/4% on or before February 20, 2004 but is mandatorily prepayable on a quarterly basis from 30% of MCF's "cash flow" on a consolidated basis, commencing with the quarter ending April 30, 1997. Note C is also secured by a first lien on all of MCF's assets and is also subordinated to any liens granted in the future by MCF to its senior lending bank or institutional lender but solely with respect to a maximum $1,750,000 of indebtedness.

     Notes B and C are also required to be prepaid in full upon consummation of a public offering of MCF's securities or of a private sale or sales of MCF's securities for gross proceeds aggregating at least $100,000 (excluding loans from MCF's senior bank or institutional lender). As part of the transaction, the Company cancelled all prior indebtedness owed to it prior to the closing (excluding the indebtedness paid or agreed to be paid by MCF to the Company or for its account pursuant to the Stock Purchase/Sale Agreement between the parties).

     MCF also agreed to pay the Company certain monthly amounts equal to the monthly rental payments being paid by the Company to the Bank under two Master Lease Finance Schedules with respect to ice cream manufacturing and packaging equipment installed at MCF's Lakewood, New Jersey plant. The payments are as follows:

     Schedule #1 -- $6,214 monthly commencing February 24, 1997 through March 24, 1999 with a final payment of $6,215 on April 30, 1999.

     Schedule #2 -- $1,403 monthly commencing February 15, 1997 through April 15, 1999 with a final payment of $1,404 on May 30, 1999.

     MCF had been acquired by the Company in July 1993 (as of June 30, 1993) from Mr. Koenemund. In the last three fiscal years (1995, 1996, 1997), MCF's sales had declined from approximately $15,873,000 to $14,711,000 to $11,261,000. The Company had advanced substantial sums to fund MCF's operations and at the closing, was indebted to the Bank under a revolving line of credit, all of the proceeds of which had been advanced to or on behalf of MCF, in the approximate amount of $500,000.

     In view of the substantial advances made to MCF, the fact that MCF's loss in fiscal 1997 was approximately $600,000, the decline in MCF's sales and other factors, the Company management concluded that it was in the Company's best interest to sell MCF. The Company's management examined a number of alternatives and the Board of Directors (with Mr. Koenemund abstaining) concluded that the transaction proposed by Mr. Koenemund afforded the Company with the best chance to recoup all or a significant portion of its substantial investment in MCF. The board noted that the Company also was retaining a 5% equity interest in MCF, protected by a pre-emptive right until all of the Notes were paid.

AUDITORS

     The firm of Moore Stephens, P.C., certified public accountants, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the current fiscal year ending January 25, 1998. Moore Stephens, P.C., is the successor in interest to the firm of Mortenson and Associates, certified public accountants, which firm served as the Company's auditors since 1978. Representatives of such firm are not expected to be present at the August 26, 1997 Annual Meeting of Stockholders.


STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 1998 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at P.O. Box 1332, Point Pleasant Beach, New Jersey 08742 on or before April 30, 1998.


                                  OTHER MATTERS

     Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

                                              By Order of the Board of Directors

                                              ANTHONY PAPALIA
                                                          PRESIDENT

Point Pleasant Beach, New Jersey 08742
July 22, 1997

                            CHEFS INTERNATIONAL, INC.
          REVOCABLE PROXY SOLICITED ONBEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS - AUGUST 26, 1997

     The undersigned, a stockholder of CHEFS INTERNATIONAL, INC. (the "Company") hereby appoints Anthony Papalia and Martin Fletcher or either of them, as proxy or proxies of the undersigned, with full power of substitution, to vote, in the name, place and stead of the undersigned, with all of the powers which the undersigned would possess if personally present, on behalf of the undersigned, all the shares which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Chefs International, Inc. to be held at 9:30 A.M. (local time) on Tuesday, August 26, 1997, at the Company's Jack Baker's Lobster Shanty Restaurant at 2200 South Orlando Avenue, Cocoa Beach, Florida 32931 and at any and all adjournments thereof. The undersigned directs that this Proxy be voted as follows:

1) To elect directors for the ensuing year

     / / FOR all nominees listed below
         (except as marked to the contrary below)

     / / WITHHOLD AUTHORITY to vote
         for all nominees listed below


  Nominees: JAMES FLETCHER, MARTIN FLETCHER, FRANK KOENEMUND, JACK MARIUCCI,
            ANTHONY PAPALIA

(INSTRUCTIONS: To withhold authority to vote for an individual nominee, write that nominee's name on the line provided)
--------------------------------------------------------------------------------
2) In their discretion, on all other matters as shall properly come before the meeting.

/ / AUTHORITY GRANTED
/ / AUTHORITY WITHHELD

                (Continued and To be Signed on the Reverse Side)

                         (continued from Reverse Side)

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE FOREGOING. UNLESS OTHERWISE SPECIFIED AS ABOVE PRO-VIDED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS (PROPOSAL ONE) AS SET FORTH IN THE PROXY STATEMENT. IN ADDITION, DISCRETIONARY AUTHORITY IS CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.
     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. No postage is required if returned in the enclosed envelope and mailed in the United States. Receipt of the Notice of Annual Meeting of Stockholders, and the accompanying Proxy Statement of the Board of Directors and the Company's Annual Report for the year ended January 26, 1997 is acknowledged.


                                      Dated: _____________________________, 1997

                                      __________________________________________

                                      __________________________________________
                                                (Signature of Stockholder)

     Please sign exactly as name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in partnership name by authorized person.


                 PLEASE SIGN AND RETURN THIS PROXY CARD PROMPTLY
               NO POSTAGE IS REQUIRED IF RETURNED IN THE ENCLOSED

                   ENVELOPE AND MAILED IN THE UNITED STATES.